Exhibit 10.6

EVOLENT HEALTH HOLDINGS, INC

AND

EVOLENT HEALTH LLC

AMENDED AND RESTATED MASTER INVESTORS’ RIGHTS AGREEMENT

i

AMENDED AND RESTATED MASTER INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED MASTER INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of January 6, 2014 (“Effective Date”), by and among Evolent Health Holdings, Inc., a Delaware corporation, (the “Corporation”), Evolent Health LLC (the “LLC”), and together with the Corporation, the “Companies”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders of the Corporation listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Additional Purchaser (as defined in the Series B Purchase Agreement) that become a party to this Agreement in accordance with Section 14.7 hereof.

RECITALS

WHEREAS, the Companies and certain Investors (the “Existing Investors”) are parties to the Series B Preferred Security Purchase Agreement of September 23, 2013 (the “Series B Purchase Agreement”);

WHEREAS, the Corporation and certain Investors (the “Common/B-1 Investors”) are parties to (1) those certain Series B-1 Preferred Security Purchase Agreements or (2) that certain Common Stock Purchase Agreement, each of even date herewith (the “Common/B-1 Purchase Agreements”);

WHEREAS, the Companies, the Existing Investors and the Key Holders are parties to that certain Master Investors’ Rights Agreement, dated as of September 23, 2013 (the “Prior Agreement”); WHEREAS, it is a condition to the consummation of the transactions contemplated by the Common/B-1 Purchase Agreements, that each Common/B-1 Investor enter into and be bound by this Agreement;

WHEREAS, the Companies and Existing Investors desire to enter into this Agreement to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement, and Section 14.6 of the Prior Agreement provides that any provision of the Prior Agreement may be amended by the written consent of the LLC Board of Directors and each of the Significant Securityholders (as defined herein);

WHEREAS, the LLC and the Significant Securityholders have each consented to the amendment and restatement of the Prior Agreement in its entirety, as more fully set forth herein; and

WHEREAS, the Investors and the Companies hereby agree that this Agreement shall govern the rights of the Investors to cause a successor to the LLC to register shares of Common Stock issuable to the Investors, to receive certain information from the Companies, and to participate in future equity offerings by the Companies, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “ABCO” mean The Advisory Board Company, a Delaware corporation.

1.2. “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any private equity or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3. “BC/BS Company” has the meaning ascribed to such term in Section 1.43 hereof.

1.4. “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

1.5. “Change of Control” has the meaning ascribed to a “Change of Control Transaction” in the Restated Certificate.

1.6. “Common/B-1 Investor” has the meaning ascribed to such term in the Recitals.

1.7. “Common/B-1 Purchase Agreement” has the meaning ascribed to such term in the Recitals.

1.8. “Common Securities” means Common Stock and Common Units.

1.9. “Common Stock” means shares of the Corporation’s common stock, par value $0.001 per share.

1.10. “Common Units” means the LLC’s common units.

1.11. “Company Notice” means written notice from the Corporation or the LLC, as applicable, notifying the selling Securityholders that the Corporation or the LLC, as applicable, intends to exercise its Right of First Refusal as to some or all of the Transfer Securities with respect to any Proposed Securityholder Transfer.

1.12. “Consolidated Amount” means, with respect to the number of Shares held by any Person at a given time, the sum of (i) the number of LLC Capital Units plus (ii) the number of shares of Corporation Capital Stock owned of record by such Person, in each case assuming full conversion and/or exercise, as applicable, of all Preferred Units, Preferred Stock and other Derivative Securities owned of record by such Person.

1.13. Consolidated Ownership Percentage shall mean, with respect to a Major Investor, an amount equal to the quotient determined by dividing (i) the Consolidated Amount of Shares held by such Major Investor by (ii) the sum of (A) the total number of Common Units of the LLC then outstanding (assuming the full conversion and/or exercise, as applicable, of all Preferred Units and other Derivative Securities of the LLC) plus (B) the total number of shares of Common Stock issuable upon conversion or exercise of the then outstanding Derivative Securities of the Corporation (not including the then outstanding Preferred Stock).

1.14. “Corporation Board of Directors” means the board of directors of the Corporation.

1.15. “Corporation Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of outstanding stock options, warrants or other convertible securities of the Corporation.

1.16. “Corresponding Shares” means, (a) with respect to Common Units, shares of Common Stock, (b) with respect to Series A Preferred Units, shares of Series A Preferred Stock, (c) with respect to Series B Preferred Units, shares of Series B Preferred Stock, (d) with respect to Series B-1 Preferred Units, shares of Series B-1 Preferred Stock, and (e) with respect to any additional class or series of LLC Capital Units, the additional class or series of Corporation Capital Stock having rights, preferences and privileges that correspond to such additional class or series of LLC Capital Units (it being understood that the terms of any such any additional class or series of LLC Capital Units and Corporation Capital Stock shall be reflected in an amendment to this Agreement, the Operating Agreement, the Restated Charter and/or any other applicable agreement which shall specify the Corresponding Units associated with such Corresponding Shares, in each case, approved in accordance with the terms thereof and hereof, as applicable).

1.17. “Corresponding Units” means, (a) with respect to Common Stock, units of Common Units, (b) with respect to Series A Preferred Stock, units of Series A Preferred Units, (c) with respect to Series B Preferred Stock, units of Series B Preferred Units, (d) with respect to Series B-I Preferred Stock, units of Series B-1 Preferred Units, and (e) with respect to any additional class or series of Corporation Capital Stock, the additional class or series of LLC Capital Units having rights, preferences and privileges that correspond to such additional class or series of Corporation Capital Stock (it being understood that the terms of any such any additional class or series of LLC Capital Units and Corporation Capital Stock shall be reflected in an amendment to this Agreement, the Operating Agreement, the Restated Charter and/or any other applicable agreement which shall specify the Corresponding Shares associated with such Corresponding Units, in each case, approved in accordance with the terms thereof and hereof, as applicable).

1.18. “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the

Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Corporation, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.19. “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Shares, including options and warrants.

1.20. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.21. “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Corporation or a subsidiary pursuant to a stock incentive, stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.22. “Existing Investor” has the meaning ascribed to such term in the Recitals.

1.23. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.24. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

1.25. “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.26. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.27. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.28. “Implied Equity Valuation” means the product obtained by multiplying (a) the quotient obtained by dividing (i) the Fair Market Value determined pursuant to Section 8.3 by (ii) the number of Shares purchased from the Selling Significant Securityholder pursuant to Section 8.3 by (b) the sum of (A) the total number of Common Units of the LLC then outstanding (assuming the full conversion and/or exercise, as applicable, of all Preferred Units and other Derivative Securities of the LLC) plus (B) the total number of Common Stock issuable upon conversion or exercise of the then outstanding Derivative Securities of the Corporation (not including the then outstanding Preferred Stock).

1.29. “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.30. “Investor Notice” means written notice from an Investor notifying the Corporation, the LLC and the selling Securityholder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Securities with respect to any Proposed Securityholder Transfer.

1.31. “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 14.7, each person who hereafter becomes a signatory to this Agreement pursuant to Section 14.7, and any one of them, as the context may require.

1.32. “IPO” means the Corporation’s first underwritten public offering of its Common Stock under the Securities Act.

1.33. “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders (including any shares of Common Stock issued upon conversion of Preferred Stock), and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.34. “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 14.7, each person who hereafter becomes a signatory to this Agreement pursuant to Section 14.7, and any one of them, as the context may require.

1.35. “LLC Board of Directors” means the board of directors of the LLC.

1.36. “LLC Capital Units” means (a) Common Units and Preferred Units (whether now outstanding or hereafter issued in any context), (b) Common Units issued or issuable upon conversion of Preferred Units and (c) Common Units issued or issuable upon exercise or conversion, as applicable, of unit options, warrants or other convertible securities of the LLC.

1.37. “Major Investor” means (i) each Significant Securityholder, and (ii) each other Investor designated as a “Major Investor” by mutual agreement of all of the Significant Securityholders.

1.38. “New Securities” means, collectively, equity securities of the LLC, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.39. “Operating Agreement” means the Second Amended and Restated Operating Agreement of the LLC, as may be amended from time to time.

1.40. “Original Issue Price” with respect to the Preferred Units, has the meaning ascribed to such term in the Operating Agreement, and with respect to the Preferred Stock, has the meaning ascribed to such term in the Restated Certificate.

1.41. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.42. “Permitted Acquirer” has the meaning ascribed to such term in Section 10.4(b) hereof.

1.43. “Precluded Acquirer” means any of the following: Cigna Corporation, UnitedHealth Group Incorporation, Aetna Inc., any Person conducting business as a “Blue Cross” or “Blue Shield” franchisee (a “BC/BS Company”), or any Person at the time offering a health insurance plan within the Commonwealth of Pennsylvania or any Affiliates of, or any successors to, any of the foregoing.

1.44. “Preferred Securities” means Preferred Stock and/or Preferred Units.

1.45. “Preferred Stock” means, collectively, all shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.

1.46. “Preferred Units” means, collectively, all Series A Preferred Units, Series B Preferred Units and Series B-1 Preferred Units.

1.47. “Proposed Securityholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Securities (or any interest therein) proposed by any of the Securityholders.

1.48. “Proposed Transfer Notice” means written notice from a Securityholder setting forth the terms and conditions of a Proposed Securityholder Transfer.

1.49. “Prospective Transferee” means any person to whom a Securityholder proposes to make a Proposed Securityholder Transfer.

1.50. “Qualified Public Offering” means a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75,000,000 of proceeds to a successor to the LLC as contemplated by, and in accordance with Section 12.3, net of the underwriting discount and commissions, at a price per share of at least three (3) times the Original Issue Price of the Series B Preferred Units (as appropriately adjusted for stock splits, stock dividends, the transactions contemplated by Section 12.3 hereof, and the like).

1.51. “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock (including Common Stock or Preferred Stock issuable to holders of LLC Capital Units pursuant to the application of Section 12.3 hereof); (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion, exchange and/or exercise of any other securities of the Companies, acquired by the Investors after the date hereof (including pursuant to Section 12.3 hereof); (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.10, 3.1, 3.2, 4.1 and 14.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 14, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement.

1.52. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities (as determined in accordance with the definition thereof, including by taking into account, if applicable, the proviso in subclause (iii) of such definition) and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities or directly or indirectly pursuant to Section 12.3 hereof that are Registrable Securities (as determined in accordance with the definition thereof, including by taking into account, if applicable, the proviso in subclause (iii) of such definition).

1.53. “Relative Ownership Percentage” shall mean, with respect to a Major Investor who is a Fully Exercising Investor and has elected to purchase unsubscribed-for securities, the percentage determined by dividing (i) the Consolidated Amount of Shares held by such Major Investor by (ii) the Consolidated Amount of Shares held by all Fully Exercising Investors who have elected to purchase such unsubscribed-for securities.

1.54. “Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

1.55. “Restricted Securities” means the securities of the Companies required to bear the legend set forth in Section 2.11(b) hereof.

1.56. “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Securityholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.57. “Right of First Refusal” means the right, but not the obligation, of the Corporation or the LLC, as applicable, or its permitted transferees or assigns, to purchase some or all of the Transfer Securities with respect to a Proposed Securityholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.58. “SEC” means the Securities and Exchange Commission.

1.59. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.60. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.61. “Secondary Notice” means written notice from the Corporation or the LLC notifying the Investors and the selling Key Holder that the Corporation or the LLC, as applicable, does not intend to exercise its Right of First Refusal as to all of the Transfer Securities with respect to a Proposed Securityholder Transfer.

1.62. “Secondary Refusal Right” means the right, but not the obligation, of each Investor to purchase up to its pro rata portion (based upon the percentage represented by the Consolidated Amount of Shares held by such Investor divided by the Consolidated Amount of Shares then held by all Investors) of any Transfer Securities not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.63. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.64. “Securityholder” means any Holder, Key Holder or Investor.

1.65. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Corporation as provided in Section 2.6.

1.66. “Series A Preferred Stock” means shares of the Corporation’s Series A Preferred Stock, par value $0.001 per share.

1.67. “Series A Preferred Unit” has the meaning ascribed to such term in the Operating Agreement.

1.68. “Series B Preferred Stock” means shares of the Corporation’s Series B Preferred Stock, par value $0.001 per share.

1.69. “Series B Preferred Unit” has the meaning ascribed to such term in the Operating Agreement.

1.70. “Series B-1 Preferred Stock” means shares of the Corporation’s Series B-1 Preferred Stock, par value $0.001 per share.

1.71. “Series B-1 Preferred Unit” has the meaning ascribed to such term in the Operating Agreement.

1.72. “Series B Purchase Agreement” has the meaning ascribed to such term in the Recitals.

1.73. “Shares” shall mean and include any capital stock or capital units (excluding, for the avoidance of doubt, warrants, options and other derivative securities) of either of the Companies, including without limitation, all shares of Common Securities and Preferred Securities, by whatever name called, now owned or subsequently acquired by a Securityholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise. When reference is made to a number of Shares, such number shall assume full conversion of all Preferred Securities.

1.74. “Shelf Registration” means a Registration effected pursuant to Section 2.1(c).

1.75. “Shelf Registration Statement” means a Registration Statement of the Corporation filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering all or any portion of the Registrable Securities, as applicable.

1.76. “Significant Securityholder” means each of UPMC, ABCO and TPG, so long as such Investor, individually or together with each such Investor’s Affiliates, holds at least ten percent (10%) of the Shares owned by such Investor immediately after giving effect to the transactions contemplated by the Series B Purchase Agreement (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like).

1.77. “TPG” means TPG Growth II, L.P.

1.78. “Transfer Securities” means Shares owned by a Securityholder, or issued to a Securityholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.79. “Undersubscription Notice” means written notice from an Investor notifying the Corporation and/or the LLC, as applicable, and the selling Securityholder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Securities not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

1.80. “Unitholder” means any holder of LLC Capital Units.

1.81. “UPMC” means UPMC.

1.82. “Vested Common Securities” means any Common Securities no longer subject to the repurchase option of the Corporation and/or the LLC, as applicable, on the date of any closing pursuant to Section 7.3.

1.83. “Voting Preferred Securities” means Voting Preferred Stock and/or Voting Preferred Units.

1.84. “Voting Preferred Stock” means, collectively, all shares of Series A Preferred Stock and Series B Preferred Stock.

1.85. “Voting Preferred Units” means, collectively, all Series A Preferred Units and Series B Preferred Units.

1.86. “Voting Shares” means all Shares, other than shares of Series B-1 Preferred Syock and Series B-1 Preferred Units.

2. Registration Rights. The LLC covenants and agrees as follows:

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time (i) after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the LLC receives from Holders of twenty percent (20%) of the Registrable Securities then outstanding, a request that the corporate successor to the LLC contemplated by Section 12.3 hereof (such entity, which prior to its formation shall mean the LLC, the “IPO Corporation”) file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15,000,000) or (ii) after September 21, 2016, the IPO Corporation receives from Holders of Registrable Securities, including at least one of the Significant Securityholders, a request that the IPO Corporation file a Form S-1 registration statement with respect to an offering which would constitute a Qualified Public Offering then the IPO Corporation shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the IPO Corporation within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(d) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement (the “S-3 Eligibility Date”), the IPO Corporation receives a request from Holders that the IPO Corporation file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the IPO Corporation shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the IPO Corporation within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(d) and Section 2.3.

(c) Shelf Registration.

(i) Promptly following the S-3 Eligibility Date, the IPO Corporation shall notify, in writing, the Investors of such eligibility and its intention to file and maintain a Shelf Registration Statement on Form S-3 covering the Registrable Securities held by the Investors (the “Eligibility Notice”). Promptly following receipt of such Eligibility Notice (but in no event more than ten (10) days after receipt of such Eligibility Notice), the Investors shall deliver a written notice to the IPO Corporation, which notice shall specify the aggregate amount of Registrable Securities held by such Investor to be covered by such Shelf Registration Form and the intended methods of distribution thereof (the “S-3 Shelf Notice” and such Investors, the “Initial S-3 Holders”). Following delivery of the S-3 Shelf Notices, the IPO Corporation (A) shall file promptly (and, in any event, within the earlier of (x) thirty (30) days of receipt of the S-3 Shelf Notices and (y) forty (40) days after delivery of the Eligibility Notice) with the SEC such Shelf Registration relating to the offer and sale of all Registrable Securities requested for inclusion therein by the Initial S-3 Holders and (B) shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be promptly declared effective under the Securities Act.

(ii) An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may be initiated only by an Investor (an “Initiating Shelf Take-Down Holder”).

(iii) If the Initiating Shelf Take-Down Holder elects by written request to the IPO Corporation, a Shelf Take-Down shall be in the form of an underwritten offering (an “Underwritten Shelf Take-Down Notice”), the IPO Corporation shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. Such Initiating Shelf Take-Down Holder shall have the right to select the managing underwriter or underwriters to administer such offering.

(iv) If the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the IPO Corporation and the underwriters over a period expected to exceed 48 hours (a “Marketed Underwritten Shelf Take-Down”), promptly upon delivery of such Underwritten Shelf Take-Down Notice (but in no event more than three (3) Business Days thereafter), the IPO Corporation shall promptly deliver a written notice (a “Marketed Underwritten Shelf Take-Down Notice”) of such Marketed Underwritten Shelf Take-Down to all Initial S-3 Holders who own Registrable Securities registered under the applicable Shelf Registration (the “Shelf Holders”) (other than the Initiating Shelf Take-Down Holder), and the IPO Corporation shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Shelf Holders that are registered on such Shelf Registration Statement for which the IPO Corporation has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Shelf Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein within three (3) Business Days after the date that such Marketed Underwritten Shelf Take-Down Notice has been delivered.

(d) Notwithstanding the foregoing obligations, if the IPO Corporation furnishes to Holders requesting a registration pursuant to this Section 2.1, or, if a Shelf Registration is effective, any Initiating Holder or Shelf Holders with respect thereto who continue to have Registrable Securities registered thereby, a certificate signed by the IPO Corporation’s chief executive officer stating that in the good faith judgment of the IPO Corporation’s Board of Directors it would be materially detrimental to the IPO Corporation and its stockholders for such registration statement to become effective or for sales of Registrable Securities to be sold under such registration statement, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the IPO Corporation; (ii) require premature disclosure of material information that the IPO Corporation has a bona fide business purpose for preserving as confidential; or (iii) render the IPO Corporation unable to comply with requirements under the Securities Act or Exchange Act, then the IPO Corporation shall have the right to defer taking action with respect to such filing or, in the case of an effective Shelf Registration, to require the Shelf Holders with respect thereto to temporarily cease any sales thereunder, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly or, in the case of an effective Shelf Registration, any sales thereunder shall temporarily not be made, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the IPO Corporation may not invoke this right more than once in any twelve (12) month period; and provided further that the IPO Corporation shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(e) The IPO Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the IPO Corporation’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, an IPO Corporation-initiated registration, provided, that the IPO Corporation is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the IPO Corporation has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The IPO Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the IPO Corporation’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, an IPO Corporation-initiated registration, provided, that the IPO Corporation is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the IPO Corporation has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. The IPO Corporation shall not be obligated to effect, or to take any action to effect, any Marketed Underwritten Shelf Take-Down if the IPO Corporation has effected two Marketed Underwritten Shelf Take-downs within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(e) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(e).

2.2. Corporation Registration. If the IPO Corporation proposes to register (including, for this purpose, a registration effected by the IPO Corporation for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the IPO Corporation shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the IPO Corporation, the IPO Corporation shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The IPO

Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the IPO Corporation in accordance with Section 2.6.

2.3. Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the IPO Corporation as a part of their request made pursuant to Section 2.1, and the IPO Corporation shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders and shall be reasonably acceptable to the IPO Corporation, provided if the underwriting is with respect to the IPO, the board of directors of IPO Corporation shall select the underwriter(s) who shall be a nationally, recognized investment bank with material, relevant experience in the sector. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the IPO Corporation as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; provided, further, that, in the case of the IPO, the shares of Common Stock offered by the IPO Corporation shall not be reduced below the number of shares that is necessary for the IPO to constitute a Qualified Public Offering. The initial offering price of the IPO shall be determined by the board of directors of the IPO Corporation provided that such price will be within the guidance provided to such board by the lead underwriter(s) of the IPO.

(b) In connection with any offering involving an underwriting of shares of the Common Stock pursuant to Section 2.2, the IPO Corporation shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the IPO Corporation and its underwriters (subject to Section 2.3(a) above), and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the IPO Corporation. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the IPO Corporation) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the IPO Corporation shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the IPO Corporation in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Obligations of the IPO Corporation. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the IPO Corporation shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common

Stock (or other securities) of the IPO Corporation, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, as necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the IPO Corporation shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the IPO Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the IPO Corporation are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the IPO Corporation, and cause the IPO Corporation’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the IPO Corporation receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the IPO Corporation amend or supplement such registration statement or prospectus.

In addition, the IPO Corporation shall ensure that, at all times after any registration statement covering a public offering of securities of the IPO Corporation under the Securities Act shall have become effective, its insider trading policy shall provide that the IPO Corporation’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5. Furnish Information. It shall be a condition precedent to the obligations of the IPO Corporation to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the IPO Corporation such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the IPO Corporation; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the IPO Corporation; provided, however, that the [PO Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the IPO Corporation from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the IPO Corporation will indemnify and hold harmless: each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the IPO Corporation will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the IPO Corporation, which consent shall not be unreasonably withheld, nor shall the IPO Corporation be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless: the IPO Corporation, and each of its directors; each of its officers who has signed the registration statement; each Person (if any), who controls the IPO Corporation within the meaning of the Securities Act; legal counsel and accountants for the IPO Corporation; any underwriter (as defined in the Securities Act); any other Holder selling securities in such registration statement; and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the IPO Corporation and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, net of all Selling Expenses incurred by such Holder in such registration, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) (Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the IPO Corporation and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the IPO Corporation to the public without registration or pursuant to a registration on Form S-3, the Corporation shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the IPO Corporation for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the IPO Corporation under the Securities Act and the Exchange Act (at any time after the IPO Corporation has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the IPO Corporation that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Corporation for the IPO), the Securities Act, and the Exchange Act (at any time after the IPO Corporation has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the IPO Corporation so qualifies); (ii) a copy of the most recent annual or quarterly report of the IPO Corporation and such other reports and documents so filed by the IPO Corporation; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the IPO Corporation has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Corporation so qualifies to use such form).

2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the IPO Corporation shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the IPO Corporation that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 14.7. In addition, from and after the date of this Agreement, the LLC shall not, without the prior written consent of each of the Significant Securityholders, effect any offering of its securities which is registered under the Securities Act.

2.11. Restrictions on Transfer.

(a) The Preferred Securities, the Common Securities issuable upon conversion of the Preferred Securities and the Registrable Securities shall not be sold, pledged, or otherwise transferred (any of the foregoing, a “Transfer”), and the Companies and the IPO Corporation shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such Transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Securities, the Common Securities issuable upon conversion of the Preferred Securities and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. It is acknowledged and agreed that the grant of a proxy (other than as expressly contemplated in Section 8.6) or deposit into a voting trust, or other transfer of an interest in any Registrable Securities, constitutes a Transfer for purposes of this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Securities or the Common Securities issuable upon conversion of the Preferred Securities, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be stamped or otherwise imprinted with legends substantially in the form set forth in Section 11:

The Holders consent to the Companies and the IPO Corporation making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(a) Each holder of Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.11. Before any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Corporation or the LLC, as applicable based on which entity issued such Restricted Securities, of such Holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail and, if reasonably requested by the Corporation or the LLC, as applicable, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Corporation or the LLC, as applicable, addressed to the Corporation or the LLC, as applicable, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed Transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Corporation or the LLC, as applicable, to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities, subject to the other terms and conditions of this Agreement, including Sections 9 and 10 hereof, shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Corporation or the LLC, as applicable. The Corporation or the LLC, as applicable, will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Corporation or the LLC, as applicable, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.12. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Change of Control following which the Holders no longer hold Registrable Securities;

(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration; and

(c) the fifth anniversary of the IPO.

3. Information Rights.

3.1. Delivery of Financial Statements. Each of the LLC and the Corporation shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Corporation or the LLC, as applicable, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Corporation or the LLC, as applicable;

(b) as soon as practicable, but in any event within fifteen (15) days after the end of each of the first three (3) quarters of each fiscal year of the LLC, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within fifteen (15) days of the end of each month, an unaudited income statement and statement of cash flows of the LLC for such month, and an unaudited balance sheet and statement of stockholders’ equity of the LLC as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the LLC for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Corporation or the LLC, as applicable;

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Corporation or the LLC as any Major Investor may from time to time reasonably request; provided, however, that neither the Corporation nor the LLC shall be obligated under this Section 3.1 to provide information (i) that the LLC reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement (to the extent that the confidentiality covenant set forth in Section 3.4 hereof is reasonably determined by the LLC to be inadequate or inapplicable to protect such information) in form reasonably acceptable to the LLC), and provided, that the right set forth in this clause (i) of the Corporation or the LLC, as applicable, to withhold information shall not apply to information that the Corporation or the LLC, as applicable, is expressly obligated to provide to a Significant Securityholder pursuant to this Section 3.1, except to the extent such information was provided during a portion of a meeting of the Corporation Board or the LLC Board where a Designee of such Significant Securityholder recused himself or herself because of a conflict of interest or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Corporation or the LLC and its counsel (in which case, the Corporation or the LLC shall provide such information to such Major Investor’s designee, if any, to the Corporation Board or the LLC Board, as applicable). The Companies shall promptly notify each Major Investor of any pending or threatened litigation or other material claim involving the Companies.

If, for any period, the Corporation or the LLC has any subsidiary whose accounts are consolidated with its own, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of such entity and all such consolidated subsidiaries.

3.2. Inspection. The Companies shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Companies’ properties; examine their books of account and records; and discuss the Companies affairs, finances, and accounts with its officers, during normal business hours of the Companies as may be reasonably requested by the Major Investor; provided, however, that the Companies shall not be obligated pursuant to this Section 3.2 to provide access to any information (i) that the applicable Company reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement in form reasonably acceptable to the Corporation), and provided, that the right set forth in this clause (i) of the Corporation or the LLC, as applicable, to withhold information shall not apply to information that the Corporation or the LLC, as applicable, is expressly obligated to provide to a Significant Securityholder pursuant to this Section 3.2, except to the extent such information was provided during a portion of a meeting of the Corporation Board or the LLC Board where a Designee of such Significant Securityholder recused himself or herself because of a conflict of interest or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Companies and their counsel (in which case, the Companies shall provide such information to such Major Investor’s designee to the Corporation Board or the LLC Board, as applicable).

3.3. Termination of Information. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect upon the earliest to occur of the following: (i) immediately before the consummation of the IPO, (ii) when the Corporation first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Change of Control pursuant to which the Holders no longer hold equity securities of the Companies.

3.4. Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Companies) any confidential information obtained from the Companies pursuant to the terms of this Agreement (including notice of the Corporation’s intention to file a registration statement) or provided by or on behalf of the Companies to such Investor prior to the Closing (as defined in the Series B Purchase Agreement or the applicable Common/B-1 Purchase Agreements, as the case may be) in connection with the negotiation of the transactions contemplated by the Series B Purchase Agreement or the applicable Common/B-1 Purchase Agreements, as the case may be, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Companies’ confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Companies; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Companies; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, including, without limitation, to the extent required in periodic disclosures or for regulatory purposes, provided that the Investor promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.5. Fiscal Year. Each Investor agrees that the fiscal year of each of the Corporation and the LLC shall end on December 31.

4. Rights to Future Stock Issuances.

4.1. Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the LLC proposes to offer or sell any New Securities, the LLC shall first offer such New Securities to (a) each Major Investor and (b) the Corporation, if applicable, in accordance with Section 4.2. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners and members; provided that, as a condition to the purchase of any such New Securities, any such Affiliate shall execute and deliver a counterpart of this Agreement or a joinder agreement by which it becomes a party to, and bound by this Agreement, and to become an “Investor” under the Agreement.

(a) The LLC shall give notice (the “Offer Notice”) to each Major Investor and to the Corporation, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the LLC within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to an amount equal to the total of such New Securities multiplied by such Major Investor’s Consolidated Ownership Percentage; provided that each Major Investor may elect to cause the Corporation to purchase, all or any portion of the New Securities such Major Investor is entitled to purchase, by so providing in its notice to the LLC. At the expiration of such twenty (20) day period, the LLC shall thereupon promptly notify each Major Investor that elects to purchase or acquire, directly or indirectly, all the securities available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. Then during the ten (10) day period commencing on the delivery of such notice, each Fully Exercising Investor may, by giving notice to the LLC elect to purchase or acquire, in addition to the number of New Securities specified above, up to an amount equal to the total of such New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors multiplied by such Major Investor’s Relative Ownership Percentage. The foregoing re-allocation of not subscribed for New Securities shall be done successively until either all such not subscribed for New Securities have been allocated to a Major Investor or no Major Investor is seeking subscription to an additional number of such New Securities. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of (i) the date that the Offer Notice is given and (ii) the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the LLC may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the LLC does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempt Securities (as defined in the Restated Certificate); (ii) Exempt Securities (as defined in the Operating Agreement); (iii) shares of Common Stock issued in the IPO; and (iv) IPO Converted Securities.

4.2. Indirect Purchase Rights. In the event that the LLC issues New Securities such that the terms of Section 4.1 are applicable, it is understood and agreed that if a Major Investor directs the Corporation to purchase all or any portion of the New Securities that it would have had the right to purchase under Section 4.1, the Corporation shall assume the rights and responsibilities of such Major Investor for the purposes of Section 4.1 with respect to such issuance. In connection with the purchase of such New Securities by the Corporation: (i) the Restated Certificate shall be amended to authorize the Corresponding Shares; (ii) the Major Investor directing the Corporation to purchase New Securities shall deliver to the Corporation the purchase price therefor on or prior to the date of closing pursuant to Section 4.1(b); and (iii) the Corporation shall issue to such Major Investor that number of Corresponding Shares as equals the number of New Securities purchased by the Corporation in accordance with such Major Investor’s direction.

4.3. Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Change of Control.

5. Additional Covenants.

5.1. Insurance. The Corporation and the LLC shall both use their commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and casualty insurance covering both the Corporation and the LLC, each in an amount and on terms and conditions satisfactory to each of the Major Investors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the all of the Major Investors mutually agree that such insurance should be discontinued. The key person policy shall name the Corporation or LLC, as applicable, as loss payee, and no such policy shall be cancelable by the Corporation or the LLC without prior approval by each of the Major Investors.

5.2. Employee Agreements. The Corporation and the LLC will cause each person now or hereafter employed by either of them or by any subsidiary (or engaged by the Corporation, the LLC or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement. In addition, the Corporation, the LLC and their subsidiaries shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between any such entity and any employee, without the consent of each of the Major Investors.

5.3. Employee Stock. Unless otherwise approved by each of the Significant Securityholders, the LLC shall not issue any equity securities to employees or consultants. Unless otherwise approved by the Corporation Board of Directors (or a committee authorized by the Corporation Board of Directors (together, the “Committee”)), all employees and consultants of the Corporation or the LLC who purchase, receive options to purchase, or receive awards of shares of the Corporation Capital Stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal installments over the following thirty-six (36) months, and (b) a lock-up provision substantially similar to that in Section 12. In addition, (c) unless otherwise approved by the Committee, the Corporation shall retain a “right of first refusal” on employee transfers until the Corporation’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock, and (d) unless otherwise approved by the Committee (including the ABCO Director in such majority), each such award shall be subject to pro rata dilution in the event of the issuance of additional shares of Common Stock to UPMC pursuant to the Second Amended and Restated Reseller, Services, And Non-Competition Agreement, dated as of June 27, 2013, by and between UPMC and the Corporation, as may be amended, restated and modified in accordance with its terms.

5.4. Board Matters. Unless otherwise determined by the vote of a majority of the directors of the Corporation then in office, meetings of the Corporation Board of Directors and the LLC Board of Directors shall be conducted jointly and shall be held at least four (4) times per year in accordance with an agreed-upon schedule. The Corporation and the LLC shall reimburse the nonemployee directors of the Corporation Board of Directors or the LLC Board of Directors for all reasonable out-of-pocket expenses incurred (including without limitation reasonable travel, lodging and meal expenses) in connection with attending meetings of the Corporation Board of Directors (and any committee thereof) or the LLC Board of Directors (or any committee thereof). If the LLC Board of Directors determines that the LLC has become involved in any matter regarding accountable care organizations, insurance or other regulated industries, the LLC Board of Directors shall cause to be established an LLC Board of Directors committee or advisory board structure that includes at least one (1) director designated by each Significant Securityholder to ensure the quality, timeliness and sufficiency of such activities by the LLC (the “Regulatory Committee”), and the Regulatory Committee shall make recommendations to the LLC Board of Directors regarding such activities. Any committee established by the Corporation Board of Directors or the LLC Board of Directors shall include at least one (1) director designated by each Significant Securityholder; provided, however, if the Corporation Board of Director or the LLC Board of Directors establishes a committee solely to review a transaction with one of the Significant Securityholders or the process for a possible transaction in which one of the Significant Securityholders indicates it is a potential counter-party to the Corporation or the LLC, then such Significant Securityholder shall not have the right to designate a director for inclusion on such committee.

5.5. Successor Indemnification. If either of the Companies or any of their respective successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of such Company assume the obligations of such Company with respect to indemnification of members of the Corporation Board of Directors or the LLC Board of Directors, as applicable, as in effect immediately before such transaction, whether such obligations are contained in the Operating Agreement of the LLC, the Corporation’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.6. Negative Covenants. Without the written consent of each of the Significant Securityholders, prior to the consummation of a Qualified Public Offering, the Corporation shall not:

(a) Conduct any business operations or business activities of any kind, make or agree to make any expenditures, or effect or agree to effect any transaction, in each case, other than (i) ownership of equity interests of the LLC, (ii) as may be reasonably necessary or desirable to perform its obligations or exercise its rights under this Agreement, the Operating Agreement and/or the Restated Certificate;

(b) Authorize, issue or agree to authorize or issue any debt or equity securities or any securities convertible, exchangeable or exercisable for debt or equity securities other than (i) issuance of shares of Common Stock upon the conversion of shares of Preferred Stock, (ii) issuances of equity securities to employees or consultants of the LLC or its subsidiaries from the Corporation’s 2011 Equity Incentive Plan as in effect as of the date hereof or as its terms may be amended with the consent of each of the Significant Securityholders or pursuant to any successor or similar plan approved by each of the Significant Securityholders and, in each case, in accordance with Section 5.3 hereof (the “Stock Plans”), (iii) issuance of shares of Common Stock upon the exercise of employee equity grants outstanding on the date hereof or issued pursuant to the preceding clause (ii), (iv) issuance of securities pursuant to and in compliance with (A) Section 4.2 hereof in connection with the exercise by a Major Investor of its rights pursuant to Section 4.1 hereof and (B) Section 9.1 hereof in connection with the exercise by a Major Investor of its rights pursuant to Section 9.1 hereof or (v) issuances of securities in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof.

(c) Enter into any contract or agreement other than (i) this Agreement and such other agreements as may be required to comply with or exercise its rights pursuant to this Agreement, (including, without limitation, pursuant to Sections 4.1, 4.2, 5.1, 5.2, 5.3, 5.5, 7, 8 and 9 hereof) and the Operating Agreement, (ii) as may be required to effect a transaction permitted under Section 5.6(b), (iii) with respect to the retention of the auditor of the Corporation’s financial statements as contemplated by Section 3.1 hereof or the engagement of legal counsel, (iv) with respect to the purchase of insurance or in connection with the opening, maintenance or closure of any bank or investment account, (v) agreements with underwriters, financial printers, stock exchanges or automatic quotation systems and such other similar agreements as are, in each case, reasonable and customary in connection with the preparation for or consummation of a Qualified Public Offering or (vi) such other routine administrative contracts as do not give rise to material obligations and which are appropriate and reasonable for an entity which conducts business operations of the nature permitted to be conducted by the Corporation pursuant to Section 5.6(a).

(d) amend or repeal any provision of the Corporation’s certificate of incorporation, bylaws or other organizational documents (other than (i) as contemplated pursuant to and in compliance with Sections 4.2, 9.1 and/or 12.3 hereof and (ii) in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof);

(e) increase the authorized number of shares of Common Stock or Preferred Stock (or any series thereof), other than as contemplated pursuant to and in compliance with Sections 4.2 and 9.1 hereof;

(f) redeem, retire, purchase or acquire, directly or indirectly, any shares of its capital stock (other than (i) repurchase of Common Stock at cost upon termination of employment or service and (ii) in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof);

(g) liquidate, dissolve or wind up the Corporation (including entering into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 2(d) of the Restated Certificate) (other than in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof) or cause the bankruptcy or voluntarily insolvency of the Corporation;

(h) hire or otherwise employ at any time any employee of the Corporation;

(i) pay dividends with respect to any class of the Corporation’s capital stock (other than (i) dividends with respect to the Preferred Stock expressly contemplated by the Restated Certificate, (ii) from distributions made by the LLC pursuant to Sections 5.1, 5.2(d) or 5.3 of the Operating Agreement, (iii) a dividend of the LLC Capital Units held by the Corporation, (iv) dividends with respect to income earned from the investment of distributions made by the LLC (it being understood that such investments shall be made only to the extent permitted by this Agreement), and (v) in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof);

(j) make investments in or acquisitions of any Person other than investments in the LLC existing on the date hereof or made pursuant to Sections 4.2 and 9.1 hereof or investments of distributions made by the LLC into cash or money market accounts or similar investments, and sell assets of the Corporation other than in connection with a Sale of the Company pursuant to and in compliance with the terms of Section 8 hereof; and

(k) otherwise enter into or be a party to or permit any of its subsidiaries (other than the LLC) to enter into or be a party to any transaction with any Affiliate, director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, it being understood, however, that with respect to any Sale of the Company, the participation of (i) any Investor, including any Significant Securityholder, in the capacity of seller, and (ii) the Company or the Corporation, in the capacity of the target companies subject to such sale, will not constitute a transaction requiring the consent of Significant Securityholders under this paragraph (k) (whereas, alternatively, the participation of a Significant Securityholder or its Affiliates in the capacity of purchaser in a Sale of the Company would constitute a transaction requiring such consent under this subclause (k)).

5.7. Obligation to Convert. The Corporation and each Investor holding Preferred Stock shall vote, or provide written consent, as applicable, to convert its Preferred Stock into Common Stock in accordance with the terms of Section 3 of the Restated Certificate, and each Investor holding Preferred Units shall elect to convert its Preferred Units into Common Units in accordance with the terms of Section 2.4 of the Operating Agreement of the LLC, upon a request for such vote and election approved by both (i) holders of Voting Preferred Securities representing no less than 75% of the Consolidated Amount of all Voting Preferred Securities then outstanding and (ii) each Significant Securityholder.

5.8. Voting of LLC Capital Units by the Corporation. In connection with any vote to be taken by the Unitholders of the LLC, whether at a meeting or an action by written consent in lieu of a meeting, or otherwise, upon receipt of notice from the LLC with respect to such vote, the Corporation shall promptly deliver to each holder of outstanding Corporation Capital Stock notice of such vote, which notice shall (i) include any notice, information statement or other documents provided to the Corporation by the LLC with respect to such matter, (ii) state that the Corporation is obligated to vote its LLC Capital Units as directed by the holders of the outstanding Corporation Capital Stock (as set forth in this Section 5.8) and (iii) include a ballot or other instrument or mechanism for each holder to direct the Corporation how to vote with respect to the Corporation Capital Stock held by such holder. The Corporation shall vote the LLC Capital Units it holds in the following manner:

(a) Common Units held by the Corporation shall be voted as directed by the holders of outstanding Common Stock of the Corporation such that the percentage of the total number of Common Units held by the Corporation which will be voted in any particular manner or which shall abstain from voting shall be the same as the percentage of the total number of shares of Common Stock outstanding which are held by holders which, as applicable, direct the Corporation to vote in such manner or abstain from voting (including by failing to give the Corporation direction).

(b) Series A Preferred Units held by the Corporation shall be voted as directed by the holders of outstanding Series A Preferred Stock of the Corporation such that the percentage of the total number of Series A Preferred Units held by the Corporation which will be voted in any particular manner or which shall abstain from voting shall be the same as the percentage of the total number of shares of Series A Preferred Stock outstanding which are held by holders which, as applicable, direct the Corporation to vote in such manner or abstain from voting (including by failing to give the Corporation direction).

(c) Series B Preferred Units held by the Corporation shall be voted as directed by the holders of outstanding Series B Preferred Stock of the Corporation such that the percentage of the total number of Series B Preferred Units held by the

Corporation which will be voted in any particular manner or which shall abstain from voting shall be the same as the percentage of the total number of shares of Series B Preferred Stock outstanding which are held by holders which, as applicable, direct the Corporation to vote in such manner or abstain from voting (including by failing to give the Corporation direction). Series B-1 Preferred Units held by the Corporation shall be nonvoting and shall not be voted on any matter except as required by applicable law.

(d) Where any Securityholder is obligated by the terms of this Agreement to vote its Shares in a certain manner, such obligation shall also require such Securityholder to give direction to the Corporation to vote the LLC Capital Units held by it, where applicable, in accordance with Sections 5.8(a)-5.8(c). Notwithstanding the terms of such foregoing sections, should any such Securityholder fail to give direction to the Corporation with respect to any matter that is the subject of Section 8.6 hereof, the proxies appointed pursuant to Section 8.6 hereof shall have the right to vote the LLC Capital Units to the extent provided therein.

5.9. Tax Matters Member. The Corporation shall act as the Tax Matters Member (as defined in the Operating Agreement) only as directed by the Corporation Board of Directors.

5.10. Exchange of Corporation Capital Stock. At any time, any Securityholder may exchange a share of Corporation Capital Stock held by such Securityholder for a Corresponding Unit by delivering written notice to the Corporation, together with certificates representing the share to be exchanged, endorsed or accompanied by a written instrument for transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. Upon receipt of the certificates and documents described in the preceding sentence, the Corporation shall transfer to the Securityholder the Corresponding Unit.

5.11. Joinder. All employees and consultants of the Corporation or the LLC who purchase, receive options to purchase, or receive awards of shares of the Corporation Capital Stock pursuant to the Stock Plans after the date hereof shall be required to execute either (a) a joinder evidencing such employee or consultant, as the case may be, being bound by Sections 6 through 14 of this Agreement or (b) an agreement that the shares of Corporation Capital Stock held by such employee or consultant, as the case may be, are subject to the same obligation to which each Securityholder is subject pursuant to Sections 8 through 10 of this Agreement.

6. Voting Provisions Regarding the Boards of Directors.

6.1. Size of the Boards. Each Securityholder agrees to vote, or cause to be voted, all Voting Shares owned by such Securityholder, or over which such Securityholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Corporation Board of Directors and the LLC Board of Directors shall each be set and, subject to Section 6.2(e), remain at seven (7) directors and may be increased only with the written consent of Investors holding Voting

Preferred Securities representing at least seventy-five (75%) of the then outstanding Voting Preferred Securities, including in such majority each Investor which at the time is a Significant Securityholder.

6.2. Board Composition. Each Securityholder agrees to vote, or cause to be voted, all Voting Shares owned by such Securityholder, or over which such Securityholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Corporation Board of Directors and it is further agreed that the LLC Board of Directors shall consist of the same individuals as serve on the Corporation Board of Directors:

(a) Two persons designated by UPMC (the “UPMC Designees”), which individuals shall initially be Diane Holder and Scott Lammie, for so long as such Securityholder continues to be a Major Investor.

(b) Two persons designated by ABCO (the “ABCO Designees”), one of which individual shall initially be Robert Musslewhite and the other individual shall initially be undesignated, for so long as such Securityholder continues to be a Major Investor.

(c) The LLC’s Chief Executive Officer at the time in office, who shall initially be Frank Williams (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the LLC, each of the Securityholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer of the LLC from the Corporation Board of Directors (and such individual shall also be concurrently removed from the LLC Board of Directors) if such person has not resigned as a member of the Corporation Board of Directors (and the LLC Board of Directors) and (ii) to elect such person’s replacement as Chief Executive Officer of the LLC as the new CEO Director.

(d) Two person designated by TPG (the “TPG Designees” and, together with the UPMC Designees and the ABCO Designees, the “Designees”), one of which individual shall initially be Matt Hobart and the other individual shall initially be undesignated, for so long as such Securityholder continues to be a Major Investor.

Within twelve (12) months of the date hereof, the Significant Securityholders agree to consider an amendment of the size and/or composition of the Corporation Board of Directors and the LLC Board of Directors to include independent directors, by either (i) replacing current members of the Corporation Board of Directors and the LLC Board of Directors (in which case such independent director shall be appointed by the party that appointed the director being replaced) or (ii) increasing the size of the Corporation Board of Directors and the LLC Board of Directors to no more than ten member (in which case each such additional independent director shall be mutually agreed upon by the Significant Securityholders); provided, however, that except as otherwise agreed to by each

Significant Securityholder, any change to the Corporation Board of Directors shall apply equally to the LLC Board of Directors, and vice versa such that the members of the Corporation Board of Directors are the same as the members of the LLC Board of Directors. For avoidance of doubt, nothing in this paragraph should be read to impose an affirmative obligation on the Significant Securityholders to agree to amend the size and/or composition of either Board of Directors.

6.3. Removal of Board Members. Each Securityholder also agrees to vote, or cause to be voted, all Voting Shares owned by such Securityholder, or over which such Securityholder has voting control (including by promptly executing any applicable written consent in lieu of a meeting), from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 6.2 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 6.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 6.2 is or are no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to any provision of Section 6.2 shall be filled pursuant to the corresponding provision of Section 6.2; and

(c) upon the request of any party entitled to designate a director as provided in Sections 6.2(a) or 6.2(b) to remove such director, such director shall be removed.

All Securityholders agree to execute any written consents required to perform the obligations of this Agreement, and the Corporation agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

6.4. No Liability for Election of Recommended Directors. No Securityholder, nor any Affiliate of any Securityholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Corporation, nor shall any Securityholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

7. Management Liquidity.

7.1. Generally. In the event that the Company and/or one or more of the Significant Securityholders purchases all of the Shares held by the Selling Significant Securityholder pursuant to Section 8.3 (an “Internal Buy-Out Transaction”), then each Management Tag Along Participant (as defined below) shall, subject to the terms and conditions hereof, be entitled to sell to the Corporation and/or the LLC, as applicable, and the Corporation and/or the LLC, as applicable, shall, to the extent requested by Management Tag Along Participants, and subject to applicable law, purchase, at a price per share or unit of Common Security equal to the total amount being paid to the Selling Significant Securityholder pursuant to the Internal Buy-Out Transaction divided by the total number of shares or units of Common Securities (calculated assuming conversion of all Preferred Securities) being sold by the Selling Significant Securityholder pursuant to the Internal Buy-Out Transaction, up to: (a) 80% of their total Vested Common Securities, if the Implied Equity Valuation is equal to or greater than $780,000,000; (b) 60% of their total Vested Common Securities, if the Implied Equity Valuation is equal to or greater than $585,000,000 but less than $780,000,000; or (c) 40% of their total Vested Common Securities, if the Implied Equity Valuation is less than $585,000,000; provided, however, that with respect to subclause (c) above only, if the Selling Significant Securityholder is not TPG, then none of the Management Tag Along Participants shall have any rights in connection with such Internal Buy Out Transaction pursuant to this Section 7.1. A “Management Tag Along Participant” shall mean an individual who is both an employee of the LLC and who holds Vested Common Securities as of the time of the applicable closing of the sale of Vested Common Securities pursuant to this Section 7.

7.2. Remainder Interest. Twelve (12) months after the closing of a sale of an amount of Vested Common Securities determined pursuant to Section 7.1(a) and eighteen (18) months after the closing of a sale of an amount of Vested Common Securities determined pursuant to Section 7.1(b) or Section 7.1(c), the Management Tag Along Participants may sell to the Corporation and/or the LLC, as applicable, and the Corporation and/or the LLC, as applicable, shall purchase, up to the remainder of the Vested Common Securities then held by any Management Tag Along Participant (the “Remainder Interests”); provided, however, that the Corporation and/or the LLC, as applicable, shall not be required to purchase any Remainder Interests in the event of an Internal Buy-Out Transaction effectuated where the Implied Equity Valuation is equal to or less than $585,000,000 and TPG is not the Selling Significant Securityholder. The purchase price per share or unit of Common Security of the Remainder Interests sold pursuant to this Section 7.2 shall be determined by the investment bank that established the Fair Market Value at the time of the Internal Buy-Out Transaction pursuant to Section 8.3(b), or, if an investment bank did not determine the Fair Market Value for the Internal Buy-Out Transaction, then by a nationally recognized “bulge bracket” investment bank selected by the Significant Securityholders who have not had all of their Shares purchased pursuant to Section 8.3.

7.3. Closings. The closing of any sales contemplated by Section 7.1 and Section 7.2 shall occur on the 10th Business Day following delivery of a valid written election of any Management Tag Along Participant to the Corporation and/or the LLC, as applicable, of its intention to sell Vested Common Securities pursuant to Section 7.1 or Section 7.2 or such other time as is mutually agreed by such Management Tag Along Participant and the Corporation and/or the LLC, as applicable; provided, however, that such date shall be extended (to the extent necessary for any party thereto to secure any required governmental approval or consent or to otherwise comply with any legal requirement which may delay or prevent a closing hereunder including compliance with applicable tender offer rules and compliance with any applicable legal restrictions on the ability of the LLC or the Corporation to repurchase its equity securities) to the date three Business Days following receipt of such approval or consent or compliance with such applicable legal requirements.

7.4. TPG Buyout. Notwithstanding the foregoing, in the event that ABCO and/or UPMC purchase all of the Shares held by TPG prior to the fifth anniversary of the Effective Date, the provisions of Section 7.1 and Section 7.2 shall apply as if an Internal Buyout Transaction had occurred, provided that the Remainder Interests may not be sold to the Corporation and/or the LLC, as applicable, until 24 months following the first closing of the sale by closing of a sale of Vested Common Securities pursuant to Section 7.1.

8. Drag-Along Right.

8.1. Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from two (2) or more of the Significant Securityholders all of the Shares held by such Significant Securityholders or otherwise (including, without limitation, by any stock acquisition, reorganization, merger or consolidation) acquires ownership of a majority of the outstanding Shares or a majority of the voting power of the LLC, other than (i) any sale of Corporation Capital Stock or LLC Capital Units for capital raising purposes and (ii) a merger or consolidation in which the Corporation or the LLC is a constituent party in which the holders of the voting securities of the Corporation or the LLC, as applicable, outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares of Corporation Capital Stock or LLC Capital Units, as applicable held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or LLC, as applicable, or such other surviving or resulting entity (or if the Corporation or the LLC, as applicable, or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) (a “Stock Sale”); or (b) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries (including the LLC) taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license is to a wholly-owned subsidiary of the Corporation (an “Asset Sale”).

8.2. Actions to be Taken. Subject to Sections 8.3, 8.4, 8.5 and 10.4, in the event that (x) (i) at any time prior to the fifth anniversary of the Effective Date all three (3) of the Significant Securityholders approve a Sale of the Company in writing, (ii) at any time after the fifth anniversary of the Effective Date but on or before the seventh anniversary of the Effective Date, (A) two (2) of the Significant Securityholders approve a Sale of the Company that is a Stock Sale in writing, or (B) one (1) of the Significant

Securityholders delivers a Sale Notice and (I) no Purchase Notice (as defined below) is timely given or (II) a Purchase Notice is timely given (unless such Significant Securityholder withdraws its Sale Notice) but a Purchase Notice Closing does not timely occur (unless the failure of a Purchase Notice Closing to timely occur resulted from a breach of this Section 8 by the Significant Securityholder that delivered the Sale Notice), all in accordance with the requirements of Section 8.3(c), and, within 12 months of the delivery of such Sale Notice the Significant Securityholder who delivered the Sale Notice approves a Sale of the Company that is a Stock Sale in writing or (iii) at any time after the seventh anniversary of the Effective Date, one (1) of the Significant Securityholders approves a Sale of the Company that is a Stock Sale in writing (the Significant Securityholders satisfying either of the foregoing conditions the “Selling Investors”), then (y) each Securityholder and the Corporation hereby agree subject to the terms and conditions hereof:

(a) if such transaction requires stockholder or Unitholder approval, with respect to all Shares that such Securityholder owns or over which such Securityholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate or the Operating Agreement of the LLC required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Companies to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of Shares beneficially held by such Securityholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 8.4 below, on the same terms and conditions as the Selling Investors; provided that if the Stock Sale is in respect of LLC Capital Units, each Securityholder holding Corporation Capital Stock shall be permitted to sell, at such Securityholder’s option, shares of Corporation Capital Stock or shares of the entity through which such Securityholder holds LLC Capital Units and, in any case, the gross proceeds payable as a result of the sale of any class or series of Corporation Capital Stock or LLC Capital Units shall be equal on a per share or per unit basis to the amount of gross proceeds payable per share or per unit for the Corresponding Units or Corresponding Shares, as applicable;

(c) to execute and deliver reasonable and customary instruments of conveyance and transfer, stockholder consents, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents which, in each case, are also executed and delivered by the Selling Investors;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such party or its Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 8 includes any securities and due receipt thereof by any Securityholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Securityholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Companies may cause to be paid to any such Securityholder other than a Major Investor (unless it consents thereto) in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Securityholder, an amount in cash equal to the fair value (as determined in good faith by the Corporation) of the securities which such Securityholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(g) in the event that a majority in interest of the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Securityholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Securityholder’s pro rata portion (from the applicable escrow or expense fund) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Securityholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Securityholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct;

8.3. Right to Purchase by Significant Securityholders.

(a) In the event that, at any time after the fifth anniversary of the Effective Date but prior to the seventh anniversary of the Effective Date, any Significant Securityholder wishes to pursue a sale process for a Sale of the Company that is a Stock Sale (the “Selling Significant Securityholder”), such Significant Securityholder shall promptly deliver written notice (the “Sale Notice”) to the other Significant Securityholders. If at least one of the other Significant Securityholders also elects to pursue a Sale of the Company in accordance with the terms of the Sale Notice, then for the avoidance of doubt any Sale of the Company resulting therefrom will be subject to the terms and conditions of Section 8.2 hereof. If neither other Significant Securityholder wishes to pursue the sale process (the “Remaining Significant Securityholders”), the Selling Significant Securityholder shall have the right to sell, and the Remaining Significant Securityholders may purchase (or to cause the Corporation to purchase the Shares of the Selling Significant Securityholder issued by it and to cause the LLC to purchase the Shares of the Selling Significant Securityholder issued by it), the Shares held by the Selling Significant Securityholder in accordance with the provisions of this Section 8.3.

(b) If, after receipt of the Sale Notice, neither Remaining Significant Securityholder elects to pursue a Sale of the Company, the Significant Securityholders shall in good faith attempt to reach unanimous agreement on the Fair Market Value as of the date of the Sale Notice. If the Significant Securityholders are unable to reach an agreement as to Fair Market Value within 60 days of the date of the Sale Notice, then Fair Market Value shall be determined by a nationally recognized “bulge bracket” investment bank mutually agreed to by the Significant Securityholders; provided, however, that if the Significant Securityholders are unable to reach an agreement as to such investment bank within 90 days of the Sale Notice, then the Selling Significant Securityholder shall select a nationally recognized “bulge bracket” investment bank approved by the other Significant Securityholders, which approval shall not be unreasonably withheld. The determination of the Fair Market Value shall be set forth in a written detailed report mutually addressed to the Significant Securityholders and the Companies. All costs related to the appointment of and valuation by the investment bank shall be borne by the LLC.

(c) Unless, within 10 Business Days after the determination of the Fair Market Value pursuant to the foregoing clause (b), the Remaining Significant Securityholders or the Corporation and the LLC deliver notice to the Selling Significant Securityholder that they are prepared to purchase all (but not less than all) of the Shares held by the Selling Significant Securityholder in cash for a purchase price equal to the Fair Market Value as determined pursuant to the foregoing clause (b) (a “Purchase Notice”), the Selling Significant Securityholder may exercise the rights provided for under Section 8.2(x)(ii)(B) hereof. If a Purchase Notice is timely given, unless the Selling Significant Securityholder shall give written notice to the Remaining Significant Securityholders, the Corporation and the LLC that it is withdrawing its Sale Notice, the Remaining Significant Securityholders or the Corporation and the LLC, as applicable, shall so purchase, and the Selling Significant Securityholder shall so sell, such Shares for a purchase price in cash equal to the Fair Market Value as determined pursuant to the foregoing clause (b) on the 10th Business Day following such notice or such other time as is mutually agreed by the Significant Securityholders (such purchase and sale a “Purchase Notice Closing”); provided, however, that such date shall be extended (to the extent necessary for any party thereto to secure any required governmental approval or consent) to the date three Business Days following receipt of such approval or consent; and, provided, further, that if the Purchase Notice Closing has not occurred on or before the seventh anniversary of the Effective Date, then the Parties rights and obligations pursuant to this Section 8.3 shall terminate and be of no further effect. The Remaining Significant Securityholders shall use, and shall cause each of their respective Affiliates to use, reasonable best efforts to pursue such approval or consent and shall, as soon as an extension becomes necessary, as well as once every subsequent 30 Business Days during any such extension, deliver to the Selling Significant Securityholder a certificate stating that such approval or consent is being pursued in such manner. The closing of any such purchase and sale of the Selling Significant Securityholder’s Shares pursuant to this Section 8.3 shall take place at the principal offices of the LLC, or at such other place as agreed to by the Selling Significant Securityholder and the Remaining Significant Securityholders or the Corporation and the LLC, as applicable. The purchase and sale will be memorialized in, and governed by, and the Selling Significant Securityholder and the Remaining Significant Securityholders or the Corporation and the LLC, as applicable, covenant and agree to enter into, a written purchase and sale agreement with customary terms and provisions for such a transaction which (i) shall not obligate any party to provide representations or warranties or indemnities with respect to any matters other than customary representations and warranties addressing its authority to enter into and perform its obligations under such agreement, enforceability of such agreement, absence of conflicts with respect to such agreement and other obligations it is subject to and, in the case of the Selling Significant Securityholder, its ownership of the Shares being sold and (ii) shall not obligate any party to agree to covenants other than those that are reasonably necessary to effect the purchase and sale of the Shares being sold. If the Remaining Significant Securityholders cause the Corporation to purchase the Shares of the Selling Significant Securityholder, (x) the LLC shall purchase from the Corporation that number of Corresponding Units equal to the number of Shares being sold by the Selling Significant Securityholder and (y) the Corporation shall purchase the Shares from the Selling Significant Securityholder. If the Remaining Significant Securityholders do not cause the Corporation or the LLC, as applicable, to purchase all of the Selling Significant Securityholder’s Shares, each Remaining Significant Securityholder shall purchase its pro rata share (in proportion to the number of Shares held by such Remaining Significant Securityholder) of the Shares held by the Selling Significant Securityholder not purchased by the Corporation and the LLC, as applicable, such that the Remaining Significant Securityholders purchase all of the Shares held by the Selling Significant Securityholder not purchased by the Corporation and the LLC, as applicable.

(d) For purposes of this Section 8.3, “Fair Market Value” means the amount that the Selling Significant Securityholder would receive in a Sale of the Company (completed in accordance with the terms of this Section 8) to an informed and willing purchaser under no compulsion to buy , in an arm’s length transaction where the Securityholders are under no compulsion to sell. In calculating Fair Market Value, no discount shall be made for lack of control, illiquidity or any other restrictions on transferability.

8.4. Exceptions. A Securityholder will not be required to comply with Section 8.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Securityholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, consisting of representations and warranties that (i) the Securityholder holds all right, title and interest in and to the Shares such Securityholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Securityholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Securityholder have been duly executed by the Securityholder and delivered to the acquirer and are enforceable against the Securityholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Securityholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Securityholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Corporation and the LLC and the Securityholder shall not be required to enter into any employment, service or non-competition agreement (other than, in the case of an employee of the LLC or its subsidiaries, any such agreement that is on substantially the same terms as any such agreement then applicable to such employee) or agree to anything whatsoever other than the representations specified in Section 8.4(a) above or the reasonable and customary conveyance, transfer and consent documents specified in Section 8.2(c);

(c) the liability for indemnification, if any, of such Securityholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Corporation and/or the LLC or their Securityholders in connection with such Proposed Sale, is several and not joint with any other Person, is pro rata (in proportion to the proceeds to be received by such Securityholder), and is subject to the further limitations of clause (d) below;

(d) liability shall be limited to such Securityholder’s applicable share (determined based on the proportionate amount of proceeds payable to each Securityholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate, this Agreement and the Operating Agreement of the LLC) of a negotiated aggregate indemnification amount that applies equally to all Securityholders or recipients of consideration in the Sale of the Company but that in no event exceeds 25% of the amount of consideration otherwise payable to such Securityholder in connection with such Proposed Sale, except with respect to (i) claims related to such Securityholder’s ownership of its Shares free and clear of liens, claims and encumbrances, the liability for which shall in no event exceed the amount of consideration otherwise payable to such

Securityholder in connection with such Proposed Sale, and (ii) claims related to fraud by such Securityholder, the liability for which need not be limited as to such Securityholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of any class or series of Shares will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series and (ii) the aggregate consideration receivable by all holders of Shares shall be allocated among the holders of Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Securities and the holders of Common Securities are entitled in a Change of Control in accordance with the Restated Certificate, the Operating Agreement of the LLC and Sections 8.5(b) and (c) hereof, each as in effect immediately prior to the Proposed Sale; provided, however, that, the gross proceeds payable as a result of the sale of any class or series of Corporation Capital Stock or LLC Capital Units shall be equal on a per share or per unit basis to the amount of gross proceeds payable per share or per unit for the Corresponding Units or Corresponding Shares, as applicable, and provided, further, that notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares pursuant to this Section 8.4(e) includes any securities and due receipt thereof by a Securityholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Securityholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Companies may cause to be paid to any such Securityholder other than a Major Investor (unless it consents thereto) in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Securityholder, an amount in cash equal to the fair value (as determined in good faith by the Companies) of the securities which such Securityholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares, as applicable; and

(f) subject to clause (e) above, requiring the same form of consideration to be available to the holders of Shares, if any holders of any class or series of Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such class or series of Shares will be given the same option; provided, however, that nothing in this Section 8.4(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any reasonable condition, requirement or limitation that is generally applicable to the holders of Shares.

8.5. Restrictions on Sales of the Company.

(a) Neither any of the Companies nor any Securityholder shall be a party to any Stock Sale unless all holders of Preferred Securities other than the Corporation are allowed to participate pro rata (in proportion to the number of Shares held by such Securityholder) in such transaction and the consideration received pursuant to such transaction is allocated pro rata (in proportion to the number of Shares held by such stockholder) among the parties thereto in the manner specified in the Restated Certificate, the Operating Agreement of the LLC and Sections 8.5(b) and (c) hereof, each as in effect immediately prior to the Stock Sale; provided, however, that, the gross proceeds payable as a result of the sale of any class or series of Corporation Capital Stock or LLC Capital Units shall be equal on a per share or per unit basis to the amount of gross proceeds payable per share or per unit for the Corresponding Units or Corresponding Shares, as applicable.

(b) Unless waived in writing by each of the Significant Securityholders, in no event shall any Securityholder or any of the Companies be a party to any Stock Sale unless, simultaneously with any such Stock Sale, (i) the prospective purchaser purchases the same proportion of outstanding Series B Preferred Units and/or shares of Series B Preferred Stock from each holder thereof (determined on the basis of the Series B Preferred Stock and Series B Preferred Units held by each holder) and (ii) the proceeds distributed to the holders of the then outstanding Series B Preferred Units and Series B Preferred Stock in connection with such Stock Sale is distributed in accordance with the Restated Certificate as if such Stock Sale were treated as a Deemed Liquidation Event (as defined in the Restated Certificate) and treating each Series B Unit as one share of Series B Preferred Stock.

(c) Unless waived in writing by each of the Significant Securityholders, in no event shall any Securityholder or any of the Companies be a party to an Asset Sale unless it is a purchase of assets from the LLC and/or its subsidiaries.

(d) Unless waived in writing by each of the Significant Securityholders, in no event shall a Sale of the Company effected pursuant to Section 8.2 be structured as an Asset Sale.

8.6. Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer and the President of the LLC, and to the Stockholder Representative, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, the election of persons as members of the Corporation Board of Directors and the LLC Board of Directors in accordance with Section 6 hereof, any vote or election to convert Preferred Stock or Preferred Units in accordance with Section 5.7 hereof, any vote(s) to increase the authorized number of shares pursuant to Section 8.7 hereof, and votes regarding any Sale of the Company pursuant to this Section 8, and hereby authorizes each of them to represent and to vote, if and only if the party appointing such proxy and granting such power of attorney (1) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Corporation Board of Directors and the LLC Board of Directors determined pursuant to and in accordance with the terms and provisions of this Agreement, any increase in the number of authorized shares or the approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 6 and this Section 8, respectively, or to take any action necessary to effect Sections 6 and 8, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Companies and the parties hereto in connection with the transactions contemplated by this Section 8 and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 13 hereof; provided, however that no power of attorney or proxy granted hereunder shall restrict or waive (a) UPMC’s right and power to designate and elect the UPMC Designees, (b) ABCO’s right and power to designate and elect the ABCO Designee, (c) TPG’s right and power to designate and elect the TPG Designees or (d) the rights of any Major Securityholder under Section 4 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 13 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

8.7. Vote to Increase Authorized Common Stock. Each Securityholder agrees to vote or cause to be voted all Shares owned by such Securityholder, or over which such Securityholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

9. Agreement Among the Companies, the Investors and the Key Holders.

9.1. Right of First Refusal.

(a) Grant. Subject to the terms of Section 10 below, each Securityholder hereby unconditionally and irrevocably grants to the Corporation and/or the LLC (as applicable based upon which entity issued the applicable Transfer Securities) a Right of First Refusal to purchase all or any portion of Transfer Securities that such Securityholder may propose to transfer in a Proposed Securityholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Securityholder proposing to make a Proposed Securityholder Transfer must deliver a Proposed Transfer Notice to the Corporation or the LLC, as applicable, and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Securityholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Securityholder Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 9, the Corporation or the LLC, as applicable, must deliver a Company Notice to the selling Securityholder within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c) Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 10 below, each Securityholder hereby unconditionally and irrevocably grants to the Investors holding Voting Shares a Secondary Refusal Right to purchase all or any portion of the Transfer Securities not purchased by the Corporation or the LLC, as applicable, pursuant to the Right of First Refusal, as provided in this Section 9.1(c). If the Companies do not intend to exercise their Rights of First Refusal with respect to all Transfer Securities subject to a Proposed Securityholder Transfer, the Corporation or the LLC, as applicable, must deliver a Secondary Notice to the selling Securityholder and to each such Investor to that effect no later than fifteen (15) days after the selling Securityholder delivers the Proposed Transfer Notice to the Corporation or the LLC. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Securityholder and the Corporation or the LLC, as applicable, within ten (10) days after the deadline for the delivery of the Secondary Notice as provided in the preceding sentence.

(d) Undersubscription of Transfer Securities. If options to purchase have been exercised by the Corporation and/or the LLC and the Investors with respect to some but not all of the Transfer Securities by the end of the 10-day period specified in the last sentence of Section 9.1(c)) (the “Investor Notice Period”), then the Corporation and/or the LLC, as applicable, shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 9.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Securities on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Securityholder and the Corporation and/or the LLC, as applicable, within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 9.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Securities such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Securities that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Corporation and/or the LLC, as applicable, shall immediately notify all of the Exercising Investors and the selling Securityholder of that fact.

(e) Consideration; Closing. If the consideration proposed to be paid for the Transfer Securities is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the LLC Board of Directors and as set forth in the Company Notice. If the Corporation, the LLC or any Investor cannot for any reason pay for the Transfer Securities in the same form of non-

cash consideration, the Corporation, the LLC or such Investor may pay the cash value equivalent thereof, as determined in good faith by the LLC Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Securities by the Corporation and/or the LLC, as applicable and the Investors shall take place, and all payments from the Corporation, the LLC and the Investors shall have been delivered to the selling Securityholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Securityholder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(f) In the event that the Corporation elects to purchase Transfer Securities pursuant to the exercise of a Right of First Refusal, then at the closing of such purchase, the following transactions shall occur (i) the LLC shall purchase from the Corporation that number of Corresponding Units equal to the number of Transfer Securities to be purchased by the Corporation for a purchase price equal to the purchase price for such Transfer Securities, and (ii) the Corporation shall purchase the Transfer Securities from the Securityholder in accordance with the terms of the Proposed Transfer Notice and the Company Notice. In the event that one or more Investors elect to purchase Transfer Securities which are LLC Capital Units pursuant to the exercise of a Secondary Right of First Refusal, then at the closing of such purchase, any such Investor may direct the Corporation to purchase such Transfer Securities on behalf of such Investor, in which event (x) the Investor shall deliver the purchase price for such Transfer Securities to the Corporation, (y) the Corporation shall purchase the Transfer Securities in accordance with the terms of the Proposed Transfer Notice and the Investor Notice, and (z) the Corporation shall issue to the Investor that number of Corresponding Shares as is equal to the number of Transfer Securities purchased by the Corporation. If the Corporation shall not have sufficient authorized but unissued Corresponding Shares so as to perform its obligations under the preceding clause (z), then the Restated Certificate shall promptly be amended to authorize a sufficient number of additional Corresponding Shares.

9.2. Right of Co-Sale.

(a) Exercise of Right. If any Transfer Securities subject to a Proposed Securityholder Transfer are not purchased pursuant to Section 9.1 above and thereafter are to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis (in proportion to the Consolidated Amount of Shares held by such Investor) in the Proposed Securityholder Transfer as set forth in Section 9.2(b) below and, subject to Section 9.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Securityholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Investor may include in the Proposed Securityholder Transfer all or any part of such Participating Investor’s Shares or Units. The amount of any such Shares or Units included by a Participating Investor may be up to an amount equal to the product obtained by multiplying (i) the aggregate number of Transfer Securities (calculated on an as converted basis) subject to the Proposed Securityholder Transfer (excluding shares purchased by the Companies or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the Consolidated Amount of the Shares held by such Participating Investor immediately before consummation of the Proposed Securityholder Transfer (including any shares that such Investor has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the Consolidated Amount of the Shares held, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Securityholder Transfer (including any shares that all Participating Investors have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the aggregate number of Transfer Securities (calculated on an as converted basis) held by the selling Securityholder. To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Securities that the selling Securityholder may sell in the Proposed Securityholder Transfer shall be correspondingly reduced.

(c) Purchase and Sale Agreement. The Participating Investors and the selling Securityholder agree that the terms and conditions of any Proposed Securityholder Transfer in accordance with Section 9.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Securityholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 9.2.

(d) Allocation of Consideration.

(i) Subject to Section 9.2(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Securityholder shall be allocated based on the Consolidated Amount of the Shares sold to the Prospective Transferee by each Participating Investor and the selling Securityholder as provided in Section 9.2(b), provided that if a Participating Investor wishes to sell Preferred Securities, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Securities into Common Securities.

(ii) In the event that the Proposed Securityholder Transfer constitutes a Stock Sale, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Securityholder in accordance with Section B of Article IV of the Restated Certificate, as if (A) such transfer were a Change of Control

Transaction (as defined in the Restated Certificate) and (B) the Shares sold in accordance with the Purchase and Sale Agreement were the only Shares outstanding; provided, that Series A Preferred Units, Series B Preferred Units, Series B-1 Preferred Units and Common Units shall be deemed and considered equivalent to Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Common Stock, respectively, for the purpose of determining seniority and amount of payment and for purposes of the treatment of escrow amounts as provided in the following sentence. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and the selling Securityholder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Section B of Article IV of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Securityholder upon release from escrow shall be allocated in accordance with Section B of Article IV of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e) Purchase by Selling Securityholder; Deliveries. Notwithstanding Section 9.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate a Purchase and Sale Agreement satisfactory to the Participating Investors, no Securityholder may sell any Transfer Securities to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Securityholder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 9.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Securityholder to such Participating Investor or Investors shall be made in accordance with the first sentence of Section 9.2(d)(ii). In connection with such purchase by the selling Securityholder, such Participating Investor or Investors shall deliver to the selling Securityholder a stock certificate or certificates (or if the Shares being sold are not certificated other customary documentation of conveyance), properly endorsed for transfer, representing the Shares being purchased by the selling Securityholder. Each such stock certificate or conveyance documentation delivered to the selling Securityholder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Securities pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Securityholder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 9.2(e).

(f) Additional Compliance. If any Proposed Securityholder Transfer is not consummated within forty-five (45) days after receipt of the Proposed

Transfer Notice by the Company, the Securityholders proposing the Proposed Securityholder Transfer may not sell any Transfer Securities unless they first comply in full with each provision of this Section 9. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Securities subject to this Section 9.2.

9.3. Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Securityholder Transfer not made in compliance with the requirements of this Agreement shall be null and void abs initio, shall not be recorded on the books of the Companies or their transfer agents and shall not be recognized by the Companies. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Securities not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Securityholder becomes obligated to sell any Transfer Securities to the Corporation, the LLC or any Investor under this Agreement and fails to deliver such Transfer Securities in accordance with the terms of this Agreement, the Corporation, the LLC and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Securityholder the purchase price for such Transfer Securities as is herein specified and transfer to the name of the Corporation or the LLC, as applicable, or such Investor (or request that the Corporation or the LLC, as applicable, effect such transfer in the name of an Investor) on the Corporation’s or the LLC’s books, as applicable, the certificate or certificates representing the Transfer Securities to be sold.

(c) Violation of Co-Sale Right. If any Securityholder purports to sell any Transfer Securities in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 9.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Securityholder to purchase from such Investor the type and number of Shares that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 9.2. The sale will be made on the same terms, including, without limitation, as provided in Section 9.2(d)(i) and the first sentence of Section 9.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Securityholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe prescribed in Section 9.2. Such selling Securityholder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 9.2.

10. Prohibited Transfers.

10.1. Generally. Prior to an IPO, no Securityholder shall Transfer any Shares, except with the prior written approval of each of the Significant Securityholders; provided, however, that the transfer restrictions set forth in this Section 10.1, shall not apply with respect to the Significant Securityholders after the fifth anniversary of the Effective Date.

10.2. Exempted Transfers. Notwithstanding anything to the contrary herein, the provisions of Section 9 and Section 10.1 shall not apply: (a) in the case of a Securityholder that is an entity, upon a transfer by such Securityholder to its stockholders, members, partners or other equity holders or any of its or their respective Affiliates, (b) to a repurchase of Shares from a Securityholder who is a current or former employee of the LLC by the Corporation or the LLC, as applicable, at a price no greater than that originally paid by such Securityholder for such Shares and pursuant to an agreement approved by a majority of the Corporation Board of Directors or the LLC Board of Directors, as applicable, containing vesting and/or repurchase provisions, (c) to another Securityholder in a transaction approved by each of the Significant Securityholders or (d) in the case of a Securityholder that is a natural person, upon a transfer of Shares by such Securityholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to one or more of his or her Immediate Family Members, or any other relative/person approved by the Corporation Board of Directors or the LLC Board of Directors, as applicable, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Securityholder or any such Immediate Family Members; provided that in the case of clause(s) (a), (b) or (d), the Securityholder shall deliver prior written notice to the Investors of such pledge, gift or transfer, and such Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and any agreement containing vesting, repurchase and/or forfeiture provisions. In addition, such transferee of Shares shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement and any agreement containing vesting, repurchase and/or forfeiture provisions as a Securityholder (but only with respect to the securities so transferred to the transferee); and provided, further, in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

10.3. Exempted Offerings. Notwithstanding anything to the contrary herein, the provisions of Section 9 and Section 10.1 shall not apply to the sale of any Shares pursuant to (a) the IPO, (b) a Sale of the Company consummated in accordance with Section 8 or (c) Section 7 hereof.

10.4. Prohibited Transferees.

(a) Notwithstanding the foregoing, no Securityholder shall Transfer any Shares, nor shall the Corporation, the LLC or any Securityholder consummate any Sale of the Company, to (i) any Precluded Acquirer, or (ii) any customer, distributor or supplier of the Corporation or the LLC if the Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Companies at a competitive disadvantage with respect to such customer, distributor or supplier.

(b) In addition, no Securityholder shall Transfer any Shares, nor shall the Corporation, the LLC or any Securityholder consummate a Sale of the Company to any other acquirer(s) (any of them being a “Permitted Acquirer”) unless the definitive agreement giving effect to such Transfer or Sale of the Company expressly prohibits the Permitted Acquirer(s) thereunder from engaging in a transaction which, if effected by the Securityholders, would constitute a Transfer or Sale of the Company, with or to (A) any BC/BS Company, which maintains its headquarters or principal place of business within the Commonwealth of Pennsylvania for a period of ten (10) years from the effective date of such Transfer or Sale of the Company to the Permitted Acquirer(s), or (B) any other Precluded Acquirer for a period of three (3) years from the effective date of such Transfer or Sale of the Company to the Permitted Acquirer(s).

11. Legend. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Corporation or the LLC, as applicable, with a legend reading substantially as follows (including any certificates evidencing Shares issued to any permitted transferee in connection with a transfer permitted by this Agreement), together with any legend required to be placed thereon by applicable state securities laws pursuant to this Agreement:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE [STOCKHOLDER or UNITHOLDER, as applicable], THE [CORPORATION or LLC, as applicable] AND CERTAIN OTHER PARTIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE [CORPORATION or LLC, as applicable]. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT INVESTORS’ RIGHTS AGREEMENT, INCLUDING

CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE [STOCKHOLDER or UNITHOLDER, as applicable], A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

Each Securityholder agrees that the Corporation or the LLC, as applicable, may instruct its transfer agent to impose transfer restrictions on the Shares represented by certificates bearing the legend referred to in this Section 10 above to enforce the provisions of this Agreement, and the Corporation and the LLC agree to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 10 shall not affect the validity or enforcement of this Agreement. In the event of any issuance of Shares hereafter to any of the Securityholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in this Section 10.

12. Lock-Up; IPO Exchange Right.

12.1. Agreement to Lock-Up. Each Securityholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Corporation’s initial public offering and ending on the date specified by the Corporation and the managing underwriter (such period not to exceed 180 days), or such other period as may be reasonably requested by the Corporation or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in these clauses (a) or (b) is to be settled by delivery of Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Securityholders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock and the transactions contemplated by Section 12.3) enter into similar agreements. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Securityholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Corporation or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

12.2. Stop Transfer Instructions. In order to enforce the foregoing covenant, the Companies may impose stop-transfer instructions with respect to the Shares of each Securityholder (and transferees and assignees thereof) until the end of such restricted period.

12.3. IPO Exchange. Prior to an IPO, the Corporation and the IPO Corporation shall enter into an exchange agreement with holders of the Corporation Capital Stock and Unitholders, on terms and conditions reasonably satisfactory to the Investors, whereby the IPO Corporation shall issue to the Investors, in a transaction in which gain or loss is not recognized for federal income tax purposes by the Corporation or the Investors, capital stock of the IPO Corporation (“IPO Converted Securities”) as of immediately prior to consummation of an IPO. The IPO Converted Securities issued pursuant to the exchange to the Investors who hold Corporation Capital Stock shall be (i) of the same class of security as received in the exchange by the holders of Corresponding Units in exchange for their Units and (ii) in an amount so that the Consolidated Amount of all Shares owned by each participating Investor immediately following such exchange is equal to the Consolidated Amount of all Shares owned by such participating Investor immediately prior to such exchange.

13. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the IPO, provided that the provisions of Section 1, 2, 3.4, 8 (except for Section 8.7), 12, 13 and 14 hereof will continue after the IPO; (b) the consummation of a Sale of the Company or a Liquidation Event (as such term is defined in the Restated Certificate), in each case, pursuant to which all Holders no longer hold any Shares, provided that the provisions of Section 8 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 8 with respect to such Sale of the Company and (c) termination of this Agreement in accordance with Section 14.6. Notwithstanding the foregoing, (i) the covenants set forth in Section 5, except for Section 5.5, shall terminate and be of no further force or effect immediately before the consummation of the IPO and (ii) the covenants set forth in Section 5 through 12, except for Sections 5.5, 5.6, 5.8, 8.5 and 12.3 shall terminate and be of no further force or effect upon the consummation of a Sale of the Company, provided that the remaining provisions of Section 8 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 8 with respect to such Sale of the Company.

14. Miscellaneous.

14.1. Successors and Assigns. Except with respect to the rights set forth in Section 5.6 and Section 6, the rights under this Agreement may be assigned (but only with all related obligations) by a Securityholder to a transferee of Shares that (i) is an Affiliate of a Securityholder; (ii) is a Securityholder’s Immediate Family Member or trust for the benefit of an individual Securityholder or one or more of such Securityholder’s Immediate Family Members; or (iii) after such transfer, holds at least One Hundred Thousand (100,000) Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Corporation is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Shares with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Corporation to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 12. For the purposes of determining the number of Shares held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Securityholder; (2) who is a Securityholder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Securityholder or such Securityholder’s Immediate Family Member shall be aggregated together and with those of the transferring Securityholder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Notwithstanding the foregoing, the rights of the Investors under Sections 6 and 8 are not assignable without the Corporation’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least Five Hundred Thousand (500,000) Shares (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction). The rights and obligations of the Corporation and the LLC under Sections 6 and 8 may not be assigned under any circumstances.

14.2. Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware.

14.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

14.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the LLC and to the attention of the Chief Executive Officer, in the case of the Corporation or the LLC, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 14.5.

14.6. Amendments and Waivers.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the LLC Board of Directors and each of the Significant Securityholders; provided that the LLC may in its sole discretion waive compliance with Section 2.11(c) (and the LLC’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

(c) Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Securityholder without the written consent of such Securityholder, unless such amendment, termination, or waiver applies uniformly and ratably to all Holders, Investors or Securityholders, as the case may be, in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction, which is effected in accordance with this Section 14.6, shall be deemed to apply to all Holders, Investors or Securityholders, as the case may be, in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Securityholders may nonetheless, by agreement with the Corporation, purchase securities in such transaction). Any amendment, modification, termination or waiver so effected shall be binding upon the Corporation, the LLC, the Investors, the Securityholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.

(d) The LLC shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 14.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(e) For purposes of this Section 14.6, the requirement of a written instrument may be satisfied in the form of action by written consent of the Securityholders circulated by the Corporation and the LLC and executed by the Securityholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

(f) Schedule A hereto may be amended by the LLC from time to time in accordance with the Series B Purchase Agreement to add information regarding Additional Purchasers (as defined in the Series B Purchase Agreement) without the consent of the other parties hereto.

14.7. Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Corporation or LLC issues additional shares of Preferred Securities after the date hereof, as a condition to the issuance of such shares the Corporation or LLC, as applicable, shall require that such purchaser become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Securityholder hereunder. In either event, each such person thereafter shall be deemed an Investor, Securityholder and Holder, as may be applicable, under this Agreement.

(b) Each transferee or assignee of Shares (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) subject to this Agreement (including any Prospective Transferee who purchases shares of Transfer Securities in accordance with the terms hereof), shall continue to be subject to the terms hereof, and, as a condition precedent to the Companies recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Securityholder, or Key Holder and Securityholder, as applicable. The Companies shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 14.7. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Corporation or the LLC, as applicable, with the legends set forth in this Agreement.

(c) In the event that after the date of this Agreement, the Corporation issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Corporation’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Corporation shall, as a condition to such issuance, cause such employee or consultant to execute and deliver either (i) the Adoption Agreement attached to this Agreement as Exhibit A, (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement or (iii) a separate agreement containing, at the least, provisions comparable to Sections 6, 8, 9, 11 and 12 of this Agreement. In the event that any such person complies with the requirements of clause (i) or (ii) hereof, then such person shall thereafter shall be deemed a Securityholder and Holder, as may be applicable, under this Agreement.

14.8. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

14.9. Aggregation of Stock. All Shares held or acquired by a Securityholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

14.10. Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Shares occurring after the date of this Agreement.

14.11. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

14.12. Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Wilmington, Delaware, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

14.13. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

14.14. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

14.15. Covenants of the Companies. The Corporation and the LLC agree to use their best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Corporation’s or the LLC’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

14.16. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

14.17. Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, notwithstanding any provision to the contrary, it is agreed that each of the Corporation, the LLC and the Securityholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

14.18. Acknowledgment. The Companies acknowledge that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Companies. Except as provided in Section 3.4 hereof, nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Companies.

14.19. Prior Agreement Superseded. Pursuant to Section 14.6 of the Prior Agreement, the Prior Agreement is hereby amended and restated to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE CORPORATION: EVOLENT HEALTH HOLDINGS, INC.

By:	/s/ Seth Blackley
Name:	Seth Blackley
Title:	President

THE LLC: EVOLENT HEALTH LLC

By:	/s/ Seth Blackley
Name:	Seth Blackley
Title:	President

INVESTORS: UPMC

By:	/s/ Robert A. DeMichiel
Name:	Robert A. DeMichiel
Title:	Executive Vice President and CFO

THE ADVISORY BOARD COMPANY

By:	/s/ Evan Farber
Name:	Evan Farber
Title:	General Counsel

SIGNATURE PAGE TO MASTER INVESTORS’ RIGHTS AGREEMENT

TPG GROWTH II, L.P.

By:	TPG Growth GenPar II, L.P., its general partner By:TPG Growth GenPar II Advisors, LLC, its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

WELLSTAR HEALTH SYSTEM, INC.

By:
Name:
Title:

PREMIER HEALTH PARTNERS

By:	/s/ Thomas M. Duncan
Name:	Thomas M. Duncan
Title:	Senior VP / Chief Financial Officer

OXEON PARTNERS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO MASTER INVESTORS’ RIGHTS AGREEMENT

KEY HOLDERS:

Name:

Name:

SIGNATURE PAGE TO MASTER INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

UPMC:

UPMC

U.S. Steel Building

600 Grant Street, 55th Floor

Pittsburgh, PA 15219

Attn: Chief Executive Officer

Chief Legal Officer

Fax No: 412-454-5665

With a copy to:

Cohen & Grigsby, P.C.

625 Liberty Avenue

Pittsburgh, PA 15222-3152

Attn: David J. Kalson, Esq.

Fax: (412) 209-1824

ABCO:

The Advisory Board Company

2445 M St., NW

Washington, D.C. 20037

Attn: Evan R. Farber, General Counsel

Fax: (202) 266-6633

With a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attn: Gregory M. Giammittorio, Esq.

Fax: (703) 760-7777

TPG:

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

Fax: (817) 871-4088

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Todd Cleary

WellStar:

WellStar Health System, Inc.

805 Sandy Plains Road

Marietta, Georgia 30066

Attn:

Fax:

Premier:

Premier Health Partners

110 N Main Street

Dayton, Ohio 45402

Attn:

Fax:

Oxeon:

Oxeon Partners, LLC

413 W. 14th St. Suite 404

New York, NY 10014

Attn:

Fax:

MedStar:

MedStar Health, Inc.

5565 Sterrett PL, 5th Floor

Columbia, MD 21044

Attn: EVP, External Affairs

Fax: (410) 740-0818

Piedmont:

Piedmont Healthcare, Inc.

1800 Howell Mill Road

Atlanta, GA 30318

Attn:

Fax:

SCHEDULE B

Key Holders

Frank Williams

[Address

Phone Number

Fax Number

Email]

Seth Blackley

[Address

Phone Number

Fax Number

Email]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                 , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Master Investors’ Rights Agreement dated as of [                     , 2013] (the “Agreement”), by and among the Corporation, the LLC and certain of their Securityholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Corporation or membership units of the LLC (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Securityholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Securityholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 14.7(a) of the Agreement, in which case Holder will be an “Investor” and a “Securityholder” for all purposes of the Agreement.

☐	in accordance with Section 14.7(c) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Securityholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock Options, and any other shares of capital stock, membership units or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:

By:
Name and Title of Signatory

Address:

Facsimile Number:

ACCEPTED AND AGREED:

EVOLENT HEALTH HOLDINGS, INC.

By:

Title:

EVOLENT HEALTH LLC

By:

Title: